                                               Filed Pursuant to Rule 424b (5)
                                                                          -----
                                                      Registration No. 333-71950


PROSPECTUS SUPPLEMENT

(To Prospectus dated November 5, 2001)


                                $141,000,000(*)
                         PRINCIPAL AMOUNT PLUS INTEREST
                         LIQUIDITY FACILITY OBLIGATIONS
                                       OF
                         FGIC SECURITIES PURCHASE, INC.
                                  IN SUPPORT OF
                        CHARTER COUNTY OF WAYNE, MICHIGAN
                              AIRPORT REVENUE BONDS
                  (DETROIT METROPOLITAN WAYNE COUNTY AIRPORT),
                                  SERIES 2002A
                                 --------------

Date of the Bonds:  Date of Delivery                      Due:  December 1, 2032
                                                                 Price:
                                                                         -------

         We are offering, in connection with the issuance by the Charter County of Wayne, Michigan of its Airport Revenue Bonds (Detroit Metropolitan Wayne County Airport), Series 2002A, our liquidity facility obligations under a standby bond purchase agreement. The standby bond purchase agreement will expire five years from the date of delivery of the bonds unless it is extended or terminated sooner in accordance with its terms.

         The bonds are revenue obligations of the Charter County of Wayne, Michigan, payable solely from net revenues derived from the operation of the Detroit Metropolitan Wayne County Airport. The bonds are subject to redemption and tender prior to their stated maturity as described in this pricing supplement.

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

         Our liquidity facility obligations under the standby bond purchase agreement are not being sold separately from the bonds. The bonds are being marketed under a separate disclosure document. The liquidity facility obligations will not be severable from the bonds and may not be separately traded. This prospectus supplement and the accompanying prospectus, appropriately supplemented, may also be delivered in connection with any remarketing of bonds purchased by us or by our affiliates.

         Unless the context otherwise requires, the terms "the company," "we," "us" or "our" mean FGIC Securities Purchase, Inc.

                          ----------------------------
                              SALOMON SMITH BARNEY
                          ----------------------------

                 The date of this prospectus supplement is April 25, 2002.


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(*) Preliminary, subject to change.

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         You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not, and the underwriter has not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriter is not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

                                  INTRODUCTION

         We are providing you with this prospectus supplement to furnish information regarding our liquidity facility obligations under a standby bond purchase agreement in support of $141,000,000(*) aggregate principal amount of Airport Revenue Bonds (Detroit Metropolitan Wayne County Airport), Series 2002A which the Charter County of Wayne, Michigan will issue on or about May 1, 2002. Owners of the bonds will have the right to tender, or in certain cases be required to tender, the bonds. U.S. Bank National Association will act as trustee and is the entity responsible for accepting tender notices and tendered bonds. Salomon Smith Barney Inc., or any substitute entity, will act as the remarketing agent of any tendered bonds and will be obligated to use its best efforts to remarket the tendered bonds. We will enter into a standby bond purchase agreement with the trustee, pursuant to which we will be obligated under certain circumstances to purchase unremarketed bonds from the holders optionally or mandatorily tendering their bonds for purchase. In order to obtain funds to purchase the bonds, we will enter into a standby loan agreement initially with General Electric Capital Corporation under which GE Capital will be irrevocably obligated to lend funds to us as needed to purchase bonds. Our liquidity facility obligations under the standby bond purchase agreement will expire five years from the date of delivery of the bonds unless the standby bond purchase agreement is extended or terminated sooner in accordance with its terms.

         GE Capital has the unilateral right to assign its rights and obligations pursuant to the terms of the standby loan agreement, subject only to confirmation from the applicable rating agency that the assignment will not result in a lower credit rating of the bonds. This means that GE Capital will be released of all liabilities and obligations under any standby loan agreement which it has assigned.

                            DESCRIPTION OF THE BONDS

GENERAL

         The bonds will be issued in the aggregate principal amount set forth on the cover page and initially will bear interest at a weekly rate. The weekly rate period for the bonds may be converted to a different rate period or periods. The bonds will mature on December 1, 2032, and are subject to redemption, optional tender and mandatory tender for purchase prior to maturity.

         U.S. Bank National Association is trustee under the bond ordinance. The principal corporate trust office for its duties as trustee is located at 535 Griswold, Buhl Building, Suite 550, Detroit, Michigan 48226. Salomon Smith Barney Inc. has been appointed to serve as remarketing agent for the bonds. The remarketing agent may be removed and a successor remarketing agent may be appointed in accordance with the bond ordinance.

         Before an optional conversion of the interest rate on the bonds to a term rate (including a rate fixed to maturity), the bonds may bear interest at a variable rate or at flexible rates effective for periods selected from time to time by the County or, in the case of flexible rate periods, by the remarketing agent. The rate of interest to be borne by the bonds during any particular variable rate period or flexible rate period will be determined by the remarketing agent as described below under "Determination of Interest Rates."

         Book-Entry System. The bonds will be initially registered through a book-entry only system operated by The Depository Trust Company, New York, New York. The Depository Trust Company will act as securities

-------------------------------------
(*) Preliminary, subject to change.

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depository for the bonds. Details of payments of the bonds and the book-entry only system are described below in Book-Entry System."

         The bonds will be executed and delivered in fully registered form and, when issued, will be registered in the name of Cede & Co., as nominee of The Depository Trust Company. Individual purchases may be made in book-entry only form. Purchasers will not receive certificates representing their interest in the purchased bonds. So long as Cede & Co. is the registered owner of the bonds, as nominee of The Depository Trust Company, references herein to bond holders or registered owners of the bonds mean Cede & Co. and do not mean the actual purchasers of the bonds.

         Effect of Discontinuance of Book-Entry System. The following paragraph applies to the bonds only when not in the book-entry only system.

         All payments of interest on the bonds will be paid to the registered owners entitled thereto by check or draft mailed to each registered owner at the address recorded on the registration books maintained by the trustee as of the 15th day of the month prior to the bond payment date. The principal of, and premium if any, on the bonds are payable to the registered owners of the bonds, as shown on the registration books of the County maintained by the trustee, upon maturity or prior redemption of the bonds and upon presentation and surrender the bonds to the trustee. Holders of at least $1,000,000 principal amount of the bonds may request wire transfer of interest payments to a bank within the continental United States as directed by the holder in writing to the trustee.


INTEREST RATE PERIODS

         Weekly Rate Period. Weekly rate periods will begin on a Wednesday and end on Tuesday of the following week and each weekly rate period will be followed by another weekly rate period until the rate period of the bonds is converted to another rate period; provided that in the case of a conversion to a weekly rate period from a different rate period, the weekly rate period will begin on the weekly rate conversion date and will end on Tuesday of the following week; and in the case of a conversion from a weekly rate period to a different rate period, the last weekly rate period prior to conversion will end on the last day immediately preceding the conversion date to the new rate period. The weekly rate for each weekly rate period will be effective from and including the commencement date of such period and will remain in effect through and including the last day of such period. Each such weekly rate will be determined by the remarketing agent no later than 10:00 a.m., New York City time, on the commencement date of the weekly rate period to which it relates (or, if such day is not a business day, on the next following business day) and provided to the trustee by the remarketing agent by written, telephonic or electronic notice by the close of business, New York City time, on such business day.

         Daily Rate Period. Daily rate periods will commence on a daily rate conversion date which will be a business day and after that day, before to the next conversion date, on each business day thereafter until the rate period for the bonds is converted to another rate period and will extend to, but not include, the next succeeding business day. The daily rate for each daily rate period will be effective from and including the commencement date of such bonds and will remain in effect to, but not including, the next succeeding business day. Each such daily rate will be determined not later than 10:00 a.m., New York City time, on the first business day of the daily rate period to which it relates and provided to the trustee by the remarketing agent by telephonic or electronic notice at least weekly.

         Term Rate Period. Term rate periods will begin on a term rate conversion date and subsequently on the first day of a calendar month which is an integral multiple of twelve (12) calendar months after that and end on the day preceding either the beginning date of the following term rate period or the conversion date on which a different rate period will become effective or the maturity date of the bonds; provided that if a liquidity facility is then in effect, no term rate period will extend beyond the expiration date of such liquidity facility minus five (5) days. Each term rate period will be followed by another term rate period of the same duration until the rate period of the bonds is converted to another rate period or a term rate period of a different duration or until maturity. The term rate for each term rate period will be effective from and including the beginning date of such period and remain in effect through and including the last day of such period. Each such term rate will be determined not later than 12:00 noon, New York City time, on the business day immediately preceding the beginning date of such period and provided to

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the trustee and the liquidity provider by the remarketing agent by written, telephonic or electronic notice by the close of business on such business day.

         Flexible Rate Period. The flexible rate period for each bond will be of such duration, not exceeding 270 days, as may be offered by the remarketing agent and specified by the purchaser; provided that if a liquidity facility is then in effect such liquidity facility will provide a sufficient number of days' interest coverage so as to maintain the existing rating on such bonds or the trustee will not authenticate any bond for such flexible rate period. Any bond may accrue interest at a flexible rate for a flexible rate period different from any other bond. Each flexible rate period will begin on a business day and end on a day immediately preceding a business day. The remarketing agent will offer and accept purchase commitments for the bonds for such flexible rate periods and at such flexible rates as it deems to be advisable in order to minimize the net interest cost on the bonds taking into account current market conditions; provided, however, that the preceding clause will not prohibit the remarketing agent from accepting purchase commitments for longer flexible rate periods (and at higher flexible rates) than are otherwise available at the time of any remarketing if the remarketing agent determines that, taking into account current market conditions, a lower net interest cost on the bonds can be achieved over the longer flexible rate period. Notwithstanding the preceding sentence, no flexible rate period may be established which exceeds 270 days (or such lower number as is permitted above) or, if the remarketing agent has given or received notice of any conversion to a daily, weekly or term rate period, the remaining number of days prior to the conversion date, and if a liquidity facility is then in effect, no flexible rate period may be established which extends beyond the remaining term of such liquidity facility minus 2 days.

         Each flexible rate and flexible rate period will be determined not later than 12:00 p.m., New York City time, on the first business day of the flexible rate period to which it relates and provided to the trustee by the remarketing agent by telephonic or electronic notice by 12:00 p.m., New York City time, on that same day. The trustee will deliver certificates for such bonds, when not in book-entry form only, to the remarketing agent not later than 2:15 p.m., New York City time, on such business day against receipt for the bonds.


CALCULATION AND PAYMENT OF INTEREST

         Interest on the bonds will be payable on June 1 and December 1 of each year beginning December 1, 2002. The interest due on any bond on any interest payment date will be computed on the basis of a 365- or 366-day year for the number of days actually elapsed during daily rate periods; on the basis of a 365- or 366-day year for the number of days actually elapsed based on the calendar year in which the flexible or weekly rate period begins, during weekly or flexible rate periods; on the basis of a 360-day year of twelve 30-day months during term rate periods.

         All payments of interest on the bonds will be paid to the registered owners entitled to such payments in immediately available funds by wire transfer to a bank within the continental United States or deposited to a designated account if such account is maintained with the trustee as directed by the registered owner in writing or as otherwise directed in writing by the registered owner prior to the time of payment with respect to bonds accruing interest at a flexible rate or five business days before the interest payment date with respect to bonds accruing interest at the daily or weekly rates.

         If then permitted by applicable law, interest accrued during any flexible rate period or due at the maturity or redemption of the bonds will be paid only upon presentation and surrender of bonds.


DETERMINATION OF INTEREST RATES

         All bonds will accrue interest initially at a weekly rate for a weekly rate period as specified in the sale order. After that, the interest rate for any rate period will be determined by the remarketing agent as the minimum rate of interest which, in the judgment of the remarketing agent, would cause the bonds to have a market value as of the date of determination equal to the principal amount of such bonds, taking into account current market conditions; provided, however that the interest rate borne by the bonds will not exceed the maximum rate permitted by law, and provided further that while a liquidity facility remains in place the interest rate, except the bank rate, will not exceed

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the maximum rate of interest available under the liquidity facility. With respect to flexible rates, the remarketing agent will determine the flexible rate and the flexible rate period for each bond at such rate and for such period as it deems advisable in order to minimize the net interest cost on the bonds, taking into account prevailing market conditions.

         In the event the remarketing agent fails for any reason to determine or notify the trustee of the interest rate for any rate period:

                  The interest rate then in effect for bonds that accrue interest at daily rates will remain in effect from day to day until the trustee is notified of a new daily rate determined by the remarketing agent.

                  The interest rate then in effect for bonds that accrue interest at weekly rates will remain in effect from week to week until the trustee is notified of a new weekly rate determined by the remarketing agent.

                  The interest rate for any bond that accrues interest at flexible rates and for which a flexible rate and flexible rate period is not determined will be equal to the BMA Municipal Swap Index and the Interest rate period for such bond will extend through the day preceding the next business day, until the trustee either is notified of a new flexible rate and flexible rate period determined for such bond by the remarketing agent or is notified of the County's election to convert to a different rate period.

                  The interest rate then in effect for bonds that accrue interest at the term rate will be automatically converted to flexible rates with flexible rate periods beginning on each business day and extending through the day preceding the next business day until the trustee is notified of a new flexible rate and flexible rate period determined for such bond by the remarketing agent.

         All determinations of interest rates will be conclusive and binding upon the County, the trustee and the owners of the bonds to which such rates are applicable.


OPTIONAL TENDERS FOR PURCHASE

         Owners or registered owners of bonds accruing interest at daily, weekly or term rates may elect to have their bonds (or portions of such bonds in amounts equal to the lowest denomination then authorized or whole multiples of such lowest denomination) purchased at the purchase price, plus accrued interest, on the following purchase dates:

         Weekly Rates. Prior to conversion from a weekly rate period to a different rate period, bonds accruing interest at a weekly rate may be tendered for purchase at a purchase price payable in immediately available funds on any business day upon written or electronic notice of tender to the trustee, directly or through the owner's DTC Participant, not later than 5:00 p.m., New York City time, on a business day not fewer than seven (7) days prior to the purchase date.

         Daily Rates. Prior to conversion from a daily rate period to a different rate period bonds accruing interest at a daily rate may be tendered for purchase at a purchase price payable in immediately available funds on any business day upon personal, electronic or telephonic notice of tender given to the trustee, directly or through the owner's DTC Participant, not later than 11:00 a.m., New York City time, on the purchase date.

         Term Rates. bonds accruing interest at a term rate may be tendered for purchase on the beginning date of the succeeding term rate period of the same duration, at a purchase price payable in check or draft upon written or electronic notice of tender to the trustee, directly or through the owner's DTC Participant, not later than 5:00 p.m., New York City time, on a business day which is not fewer than seven (7) days prior to the purchase date.

         Each notice of tender will, in the case of a written notice, be delivered to the trustee at its principal corporate trust office and be in form satisfactory to the trustee, and will state, whether delivered personally, in writing, electronically or by telephone: the principal amount of the bond to which the notice relates, that the owner or registered owner irrevocably demands purchase of such bond or a specified portion of such bonds in an amount

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equal to the lowest denomination then authorized or a whole multiple of such lowest denomination, the date on which such bond or portion is to be purchased, and payment instructions with respect to the purchase price.

         In addition, each notice of tender will automatically constitute, whether delivered personally, in writing, electronically or by telephone: an irrevocable offer to sell the bond (or portion of such bonds) to which the notice relates on the purchase date at a purchase price equal to the principal amount of such bond (or portion of such bonds) plus, with respect to bonds accruing interest at a daily rate or a weekly rate, any interest thereon accrued and unpaid as of the purchase date, an irrevocable authorization and instruction to the trustee to effect transfer of such bond (or portion of such bonds) upon payment of the purchase price to the trustee on the purchase date, an irrevocable authorization and instruction to the trustee to effect the exchange of the bond to be purchased in whole or in part for other bonds in an equal aggregate principal amount so as to facilitate the sale of such bond (or portion of such bonds to be purchased), and an acknowledgment that such owner or registered owner will have no further rights with respect to such bond (or portion of such bonds) upon payment of the purchase price of such bonds to the trustee on the purchase date, except for the right of such owner or registered owner to receive such purchase price upon delivery of such bond to the trustee and that after the purchase date such owner or registered owner will hold any undelivered certificate as agent for the trustee.

         The determination of the trustee as to whether a notice of tender has been properly delivered pursuant to the preceding two paragraphs will be conclusive and binding upon the owner or registered owner.


MANDATORY TENDERS FOR PURCHASE

         The bonds will be subject to mandatory tender for purchase as follows:

         Conversions between Rate Periods. Bonds to be converted from one rate period to a different rate period or from a term rate period to a term rate period of different duration, are subject to mandatory tender for purchase on the conversion date at a purchase price equal to the principal amount of such bonds plus accrued interest.

         Prior to Expiration of Liquidity Facility. The bonds are subject to mandatory tender for purchase on the fifth (5th) day preceding the expiration date or voluntary termination by the County of the liquidity facility unless at least 45 days prior to the expiration date or termination date the trustee has received notice that the liquidity facility has been or will be extended or an alternate liquidity facility will be provided at a purchase price equal to the principal amount of such bonds plus accrued interest. The trustee will give notice of such mandatory tender for purchase to the registered owners of bonds by first class mail, not less than 15 days before the mandatory tender date. If the bonds are in certificated form, such notice will include information with respect to required delivery of bond certificates and payment of the purchase price.

         Mandatory Tender Upon Change Respecting Liquidity Facility or Alternate Liquidity Facility. Pursuant to the bond ordinance, the County may elect to terminate or permit the expiration of the liquidity facility or an alternate liquidity facility and in such event may at its option provide a substitute alternate liquidity facility. If such election to provide for an alternate liquidity facility occurs during a variable period and will cause the rating on the bonds to be reduced, suspended or withdrawn by the Rating Service, there will be a mandatory tender for purchase of the bonds bearing interest at variable rates. Any mandatory tender described in the preceding sentence will be made on the fifth day preceding the effective date of such expiration, termination or substitution for a purchase price equal to the principal amount of such bonds plus any accrued interest thereon to the purchase date. The trustee will give notice of such mandatory tender for purchase to the registered owners of bonds by first class mail, not less than 15 days before the mandatory tender date. The trustee also will give notice of any substitution of an alternate liquidity facility that does not cause a change in the rating to the registered owners of bonds by first class mail, not less than 20 days before the date of substitution. If the bonds are in certificated form, such notice will include information with respect to required delivery of bond certificates and payment of the purchase price.

         Mandatory Tender Upon Default Under Standby Bond Purchase Agreement. The bonds that bear interest at a variable rate will be subject to mandatory tender for purchase at a purchase price equal to the principal amount of such bonds plus any accrued interest thereon to the purchase date, on a date not later than the tenth day (if a business day, otherwise the previous business day) following receipt by the trustee of a notice from the liquidity

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provider that an Event of Default, as defined in the standby bond purchase agreement, has occurred and is continuing and that the liquidity provider has elected to terminate its obligations under the standby bond purchase agreement.

         Flexible Rate Bonds. Each bond accruing interest at a flexible rate will be subject to mandatory tender for purchase on the day after the last day of each flexible rate period applicable to such bond, at a purchase price equal to 100% of the principal amount of such bonds, plus interest accrued during such flexible rate period. The registered owner of any bond accruing interest at a flexible rate and tendered for purchase will provide the trustee with payment instructions for the purchase price of its bond on or before tender of such bonds to the trustee.


CONVERSIONS BETWEEN RATE PERIODS

         Under the bond ordinance, the County may elect to convert all or portions of the bonds from one rate period to another. If the conversion is from a daily or weekly rate period, the conversion date must be an interest payment date on which interest is payable for the daily or weekly rate period from which the conversion is made. If the conversion is from a term rate period, the conversion date may be any date on which the bonds are also subject to optional tender or optional redemption. If the conversion is from a flexible rate period, the conversion date must be a date on which interest is payable on all bonds accruing interest at flexible rates.

         The trustee will give notice by first class mail of proposed conversion to the registered owners of bonds accruing interest at flexible, daily or weekly rates not less than 15 days before the proposed conversion date and to registered owners of bonds accruing interest at a term rate not less than 30 days before the proposed conversion date. Such notice will state the proposed conversion date; that the bonds will be subject to mandatory tender for purchase on the conversion date; the conditions, if any, to the conversion (described below); and if the bonds are in certificated form, information with respect to required delivery of bond certificates and payment of the purchase price.

         No conversion of rate periods will become effective unless:

                  if the conversion is from a flexible, daily or weekly rate period to a term rate period, or from a term rate period to a flexible, daily or weekly rate period, the trustee has been provided, no later than one day before the conversion date, with a favorable opinion of bond counsel with respect to the conversion;

                  if the conversion is from a flexible rate period, the trustee has received, prior to the date on which notice of conversion is required to be given to registered owners, confirmation from the remarketing agent that it has not established and will not establish any flexible rate periods extending beyond the day before the conversion date; and

                  if a liquidity facility will be in effect after the conversion date, such liquidity facility will cover the principal of and interest (computed on the basis of a 365-day year, in the case of conversion to a flexible, daily or weekly rate period, and on the basis of a 360-day year consisting of twelve 30-day months, in the case of conversion to a term rate period) which will accrue on the outstanding bonds for the maximum permitted period between interest payment dates for the proposed interest rate period plus 20 days, and in the case of conversion to a term rate period, extends for a period which will not end on a date that is earlier than five (5) days after the first date on which the bonds can be called for optional redemption, and covers the premium, if any, which would be included in the purchase price upon mandatory purchase of the bonds if such liquidity facility were not extended beyond the expiration date set forth in the liquidity facility.


REMARKETING AND PURCHASE

         Unless otherwise instructed by the County, the remarketing agent will offer for sale and use its best efforts to find purchasers for all bonds or portions of such bonds for which notice of tender has been received or which are subject to mandatory tender. While the bonds are in book-entry only form, the remarketing agent will make payment of the purchase price for tendered bonds in accordance with the procedures established by DTC. If the book-entry only system is not in effect, the terms of any sale by the remarketing agent will provide for the payment of the purchase price for tendered bonds by the remarketing agent to the trustee in immediately available funds at or before 1:00 p.m., New York City time, on the purchase date, in the case of bonds accruing interest at flexible rates, in immediately available funds at or before 1:00 p.m., New York City time, on the purchase date, in the case of bonds accruing interest at daily rates or weekly rates and in check or draft at or before 5:00 p.m., New York City time, on the purchase date, in the case of bonds accruing interest at term rates. The remarketing agent will not sell any bond as to which a notice of conversion from one type of rate period to another has been given by the trustee unless the remarketing agent has advised the Person to whom the sale is made of the proposed conversion.

         The remarketing agent will cause to be paid to the trustee, on the date fixed for purchase of tendered bonds, all amounts representing proceeds of the remarketing of such bonds, such payments to be made in the manner and at the time specified in the bond ordinance. If such amounts will not be sufficient to pay the principal amount of such bonds plus the accrued and unpaid interest thereon (if any) to the purchase date, the trustee will by 12:30 p.m., New York City time, on the purchase date make a purchase request in accordance with the standby bond purchase agreement, and the liquidity provider will transfer to the trustee immediately available funds by 3:00 p.m., New York City time, on such purchase date, in an amount sufficient, together with the remarketing proceeds available for such purchase, to enable the trustee to pay the purchase price of bonds to be purchased on such purchase date. If no liquidity facility is then held by the trustee, the County will deliver or cause to be delivered to the trustee immediately available funds in an amount equal to such deficiency prior to 2:00 p.m., New York City time, on the date set for purchase of tendered bonds accruing interest at daily rates and weekly rates (2:00 p.m. New York City time, in the case of flexible rate bonds), and a check or draft in an amount equal to such deficiency prior to 12:15 p.m., New York City time, on the date set for purchase of tendered bonds accruing interest at term rates (the obligation of the County to deliver such moneys not being conditioned on receipt by the County of the foregoing notice from the trustee). All monies received by the trustee as remarketing proceeds or as payment under the liquidity facility and additional amounts, if any, received from the County will be deposited by the trustee in the appropriate account of the bond Purchase Fund to be used solely for the payment of the purchase price of tendered bonds and will not be commingled with other funds held by the trustee.

         At or before 3:30 p.m., New York City time, on the date set for purchase of tendered bonds and upon receipt by the trustee of 100% of the aggregate purchase price of the tendered bonds, the trustee will pay the purchase price of such bonds to the registered owners of such bonds. Such payments will be made in immediately available funds (or by wire transfer), unless the bonds to be purchased accrue interest at term rates, in which event such payments will be made by check or draft. The trustee will apply in order moneys paid to it by the remarketing agent as proceeds of the remarketing of such bonds by the remarketing agent, funds received from the liquidity provider under the liquidity facility, and other monies made available by the County. If sufficient funds are not available for the purchase of all tendered bonds, no purchases will be consummated.

         All certificated bonds to be purchased on any date will be required to be delivered to the principal corporate trust office of the trustee at or before 1:00 p.m., New York City time, on the purchase date in the case of bonds accruing interest at flexible or daily rates; 12:00 noon, New York City time, on the purchase date in the case of bonds accruing interest at weekly rates; or 5:00 p.m., New York City time, on the business day prior to the purchase date in the case of bonds accruing interest at term rates, except for bonds delivered by or on behalf of an investment company in accordance with the bond ordinance which may be delivered by 3:00 p.m., New York City time, on the purchase date. If the owner of any bond (or portion of such bonds) in certificated form that is subject to optional or mandatory purchase fails to deliver such bond to the trustee for purchase on the purchase date, and if the trustee is in receipt of the purchase price therefor, such bond (or portion of such bonds) will nevertheless be deemed purchased on the day fixed for purchase of such bonds and ownership of such bond (or portion of such bonds) will be transferred to the purchaser of such bonds. Any owner who fails to deliver such bond for purchase will have no further rights thereunder except the right to receive the purchase price of such bonds upon presentation and surrender of said bond to the trustee. The trustee will, as to any tendered certificated bonds which have not been delivered to it promptly notify the remarketing agent of such non delivery and place a stop transfer against an appropriate amount of bonds registered in the name of such registered owner(s) on the bond registration books. The trustee will place such stop(s) commencing with the lowest serial number bond registered in the name of such registered owner(s) until stop transfers have been placed against an appropriate amount of bonds until the appropriate tendered bonds are delivered to the trustee. Upon such delivery, the trustee will make any necessary adjustments to the bond registration books.

         If the funds available for purchases of bonds are inadequate for the purchase of all bonds tendered on any purchase date, the trustee will, after any applicable grace period: return all tendered bonds to the registered owners of such bonds; return all moneys received for the purchase of such bonds to the Persons providing such monies; and notify the County and the remarketing agent of the return of such bonds and moneys and the failure to make payment for tendered bonds.

         The owner of any bond issued that is an investment company, or is holding bonds on behalf of an investment company, may, at its option, notify the remarketing agent and the trustee of such fact in writing and in such notice irrevocably elect to have its bond(s) purchased on the next date on which such bond(s) may be purchased.


REDEMPTION OF THE BONDS

         Optional Redemption. The bonds are subject to redemption at the option of the County prior to maturity during any flexible, daily or weekly rate period, on any interest payment date at an optional redemption price equal to 100% of the principal amount of such bonds, together with accrued interest to the redemption date. While the bonds accrue interest at a term rate, the bonds are subject to redemption at the option of the County on the day after the end of each term rate period at the redemption price of 100% of the principal amount of such bonds, together with accrued interest, if any, to the redemption date.

         Mandatory Sinking Fund Redemption. The bonds are subject to mandatory sinking fund redemption prior to maturity, by lot in such manner as the trustee may determine, at a redemption price of 100% of the principal amount of such bonds plus interest accrued to the date fixed for redemption, on December 1 in the years and in the principal amounts as follows:

        Year                Amount              Year               Amount
        ----                ------              ----               ------
        2008                                    2021
        2009                                    2022
        2010                                    2023
        2011                                    2024
        2012                                    2025
        2013                                    2026
        2014                                    2027
        2015                                    2028
        2016                                    2029
        2017                                    2030
        2018                                    2031
        2019                                    2032
        2020


         The amounts to be so redeemed may be reduced by the principal amounts of the related bonds redeemed beforehand (otherwise than through operation of the mandatory sinking fund redemption described above), or otherwise acquired and delivered to the trustee, at least 45 days prior to the payment date for credit against the mandatory sinking fund redemption described above and will be applied in direct order of date of redemption.

         Extraordinary Redemption. The bonds are subject to redemption at the option of the County, at any time, in whole or in part (by lot in such manner as the trustee may determine), in the event of destruction or taking of or damage to the airport; but only if the airport has been restored to substantially the same condition as prior to such damage, destruction or taking and excess net proceeds remain; or the County has determined that the portion of the airport damaged, destroyed or taken is not necessary to the operation of the airport and that the failure of the County to repair and restore the same will not impair or otherwise adversely affect the revenue-producing capability of the airport; or the airport Consultant cannot provide a statement that net proceeds, together with other funds made available or to be made available by the County, are projected to be sufficient to pay the costs of the replacement, repair, rebuilding or restoration of the airport. Such redemption will be at a price equal to 100% of the principal amount of the bonds to be redeemed plus interest accrued to the date fixed for redemption.

         Special Mandatory Redemption of Liquidity Provider Bonds. Liquidity provider bonds are subject to special mandatory redemption, at a price equal to the principal amount of such liquidity provider bonds, plus accrued interest thereon to the date of redemption, as provided in the standby bond purchase agreement with FGIC-SPI.

         Surplus Bond Proceeds Redemption for Bonds. The bonds are subject to mandatory redemption at any time from surplus bond proceeds in the event the County determines not to use such proceeds to pay the costs of making capital improvements to the airport. In such event, the bonds will be redeemed on the first date for which the requisite notice of redemption can be given at a price equal to the principal amount of the bonds to be redeemed plus interest accrued to the date of redemption.

         Order of Redemption. In the event of a redemption in each case as described above, if less than all of the outstanding bonds are to be redeemed, the trustee will give notice, in the name of the County, of the bonds to be redeemed, specifying the maturity of such bonds, selected by lot in such manner as the trustee may determine, and, if such bonds are term bonds, the years in which sinking fund requirements are to be reduced as a result of such redemption and the amounts of such reductions. The trustee will redeem the outstanding bonds in such order of maturity as the County will specify.

         Notice of Redemption. Notice of redemption will be mailed by the trustee to each owner of bonds whose bonds are to be redeemed. Notice of redemption will be given not less than 30 days prior to the date set for redemption. Failure to give notice in the manner described with respect to any bond, or any defect in such notice, will not affect the validity of the redemption proceedings for any bond with respect to which notice was properly given. To the extent that Cede & Co. is the registered owner for DTC, the County or the trustee will send such notice to DTC as registered owner. DTC will be responsible for notifying the participants who in turn will forward such notice to the beneficial owners. See "Book-Entry System."

         In cases when less than the full amount of an outstanding bond is called for redemption, the trustee upon presentation of the bond called in part for redemption will register, authenticate and deliver to the registered owner a new bond in the principal amount of the portion of the original bond not called for redemption.

BOOK-ENTRY SYSTEM

         DTC will act as securities depository for the bonds. The bonds will be issued as fully-registered bonds in the name of Cede & Co. (DTC's partnership nominee) or any other name as may be requested by an authorized representative of DTC. One fully-registered bond will be issued in the aggregate principal amount of the bonds and will be deposited with DTC.

         DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934. DTC holds securities that its direct participants deposit with it. DTC also facilitates the settlement among direct participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in its direct participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is owned by a number of its direct participants and by the New York Stock Exchange, Inc., the American Stock Exchange LLC and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others such as securities brokers and dealers, banks, and trust companies that clear through or maintain a custodial relationship with a direct participant of DTC, either directly or indirectly. The rules applicable to DTC and its direct and indirect participants are on file with the Securities and Exchange Commission.

         Purchases of the bonds under the DTC system must be made by or through direct participants, which will receive a credit for the bonds on DTC's records. The ownership interest of each actual purchaser, or beneficial owner, of each bond is in turn to be recorded on the direct and indirect participants' records. Purchasers of bonds will not receive written confirmation from DTC of their purchase, but purchasers of bonds are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the direct or indirect participants through which purchasers of bonds entered into the transaction. Transfers of ownership interests in the bonds are to be accomplished by entries made on the books of DTC's participants acting on behalf of purchasers of bonds. Purchasers of bonds will not receive certificates representing their ownership interests in the bonds, unless the use of the book-entry system for the bonds is discontinued.

         To facilitate subsequent transfers, all bonds deposited by direct participants with DTC are registered in the name of DTC's partnership nominee, Cede & Co. or such other nominee as may be requested by an authorized representative of DTC. The deposit of bonds with DTC and their registration in the name of Cede & Co. or such other nominee effect no change in beneficial ownership. DTC has no knowledge of the actual purchasers of bonds. DTC's records reflect only the identity of its direct participants to whose accounts the securities are credited, which may or may not be the purchasers of bonds. DTC's direct and indirect participants will remain responsible for keeping account of their holdings on behalf of their customers.

         Conveyance of notices and other communications by DTC to its direct participants, by its direct participants to its indirect participants, and by its direct participants and its indirect participants to purchasers of bonds will be governed by arrangements among them, subject to any statutory or regulatory requirements which may be in effect from time to time.

         Redemption notices will be sent to Cede & Co. If less than all of the bonds within an issue are being redeemed, DTC's practice is to determine by lot the amount of the interest of each of its direct participants in that issue to be redeemed.

         Neither DTC nor Cede & Co. (nor such other nominee) will consent or vote with respect to the bonds. Under its usual procedures, DTC mails an omnibus proxy to an issuer as soon as possible after the record date. The omnibus proxy assigns Cede & Co.'s consenting or voting rights to those direct participants to whose accounts the bonds are credited on the record date (identified in a listing attached to the omnibus proxy).

         Principal and interest payments and payments of the purchase price of tendered bonds will be made to DTC. DTC's practice is to credit its direct participants' accounts, upon receipt of funds and corresponding detail information from the County or the paying agent on payment dates in accordance with their respective holdings shown on DTC's records unless DTC has reason to believe that it will not receive payment on the date payable. Payments by DTC's participants to purchasers of bonds will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of the DTC participant and not of DTC, the paying agent or the County, subject to any statutory or regulatory requirements which may be in effect from time to time. Payment of principal and interest to DTC is the responsibility of the County or the paying agent, disbursement of those payments to direct participants will be the responsibility of DTC, and disbursement of those payments to the purchasers of bonds will be the responsibility of direct and indirect participants.

         Regardless of the statements above, if any bond is tendered but not remarketed, with the result that the bond becomes owned by us, the paying agent and the County will, if requested by us, take all action necessary to remove the bonds from the book-entry system of DTC and to register that tendered but not remarketed bond in our name. Bonds owned by us not in the book-entry system of DTC will be held by us, or at our option, by the paying agent on our behalf, and for our benefit. When all bonds owned by us have been remarketed, we no longer own any bonds and we have been reinstated in full, the paying agent and the County will take all actions necessary to return the bonds to the full book-entry system of DTC.

         The County and the underwriter cannot and do not give any assurances that DTC, DTC's participants or others will distribute payments of principal, interest or premium with respect to the bonds paid to DTC or its nominee as the owner, or will distribute any prepayment notices or other notices, to the purchasers of bonds, or that they will do so on a timely basis or will serve and act in the manner described in this prospectus supplement. The County and the underwriter is not responsible or liable for the failure of DTC or any participant to make any payment or give any notice to a purchaser of a bond or an error or delay relating to such bonds.

         The foregoing description of the procedures and record-keeping with respect to beneficial ownership interests in the bonds, payment of principal, interest and other payments on the bonds to DTC's participants or purchasers of bonds, confirmation and transfer of beneficial ownership interests in such bonds and other related transactions by and between DTC, DTC's participants and the purchasers of bonds is based solely on information provided by DTC. Accordingly, no representations can be made concerning these matters and neither the DTC participants nor the purchasers of bonds should rely on the foregoing information with respect to such matters, but should instead confirm the same with DTC or DTC's participants, as the case may be.

         DTC may discontinue providing its services with respect to the bonds at any time by giving notice to the paying agent and discharging its responsibilities with respect to such bonds under applicable law or the County may terminate participation in the system of book-entry transfers through DTC or any other securities depository at any time. In the event that the book-entry system is discontinued, replacement certificates will be printed and delivered.

         THE PAYING AGENT, AS LONG AS A BOOK-ENTRY ONLY SYSTEM IS USED FOR THE BONDS, WILL SEND ANY NOTICE OF REDEMPTION OR OTHER NOTICES TO BONDHOLDERS ONLY TO DTC. ANY FAILURE OF DTC TO ADVISE ANY DTC PARTICIPANT, OR OF ANY DTC PARTICIPANT TO NOTIFY ANY PURCHASER OF BONDS, OF ANY NOTICES AND ITS CONTENT OR EFFECT WILL NOT AFFECT THE VALIDITY OR SUFFICIENCY OF THE PROCEEDINGS RELATING TO THE REDEMPTION OF THE BONDS CALLED FOR REDEMPTION OR OF ANY OTHER ACTION PREMISED ON THE NOTICE.


SECURITY FOR THE BONDS

         The bonds will be secured by a lien on the net revenues of the airport and will be secured equally and on parity with all outstanding bonds and any additional bonds. Currently, approximately $1.4 billion aggregate principal amount of bonds is outstanding. The bonds are being issued pursuant to the provisions of the Act and the bond ordinance.

         Pursuant to the bond ordinance, the County has irrevocably pledged net revenues for the payment of bonds. Net revenues for any period means the excess of revenues of the airport remaining after deducting the operation and maintenance expenses of the airport for such period. The land and facilities comprising the airport have not been pledged or mortgaged pursuant to the bond ordinance nor have they been pledged to secure payment of the bonds, any other bonds, any junior lien bonds or other County obligations.

         The principal of, and interest and premium, if any, on, the bonds are not payable from the general funds of the County, nor shall the bonds constitute an indebtedness of the County within any constitutional, statutory or charter provision or limitation. Neither the credit nor the taxing power of the County is pledged for the payment of the principal of, or interest or premium, if any, on, the bonds, and no owner of any bond has the right to compel the exercise of the taxing power of the County or the forfeiture of any of its property in connection with any default under the bond ordinance.

BOND INSURANCE

         Concurrently with the issuance of the bonds, Financial Guaranty Insurance Company, as bond insurer, will issue its municipal bond insurance policy for the bonds. The bond insurer is affiliated with us. The bond insurer is a wholly --owned subsidiary of FGIC Corporation, which is a subsidiary of General Electric Capital Corporation. The policy unconditionally guarantees the payment of that portion of the principal of and interest on the bonds which has become due for payment, but remains unpaid by the County. The bond insurer will make the payments to State Street Bank and Trust Company, N.A., as fiscal agent, or its successor as its agent, on the later of the date on which the principal and interest is due or on the business day next following the day on which the bond insurer receives telephonic or telegraphic notice, subsequently confirmed in writing, or written notice by registered or certified mail, from an owner of bonds or the paying agent of the nonpayment of the amount by the County. The fiscal agent will disburse the amount due on any bond to its owner upon receipt by the fiscal agent of evidence satisfactory to the fiscal agent of the owner's right to receive payment of the principal and interest due for payment and evidence, including any appropriate instruments of assignment, that all of the owner's rights to payment of the principal and interest are vested in the bond insurer. The term "nonpayment" with respect to a bond includes any payment of principal or interest made to an owner of a bond that has been recovered from the owner pursuant to the United States Bankruptcy Code by a trustee in bankruptcy in accordance with a final, nonappealable order of a court having competent jurisdiction.

         The policy is non-cancellable and the premium will be fully paid at the time of delivery of the bonds. The policy covers failure to pay principal of the bonds on their stated maturity date, or dates on which the bonds are called for mandatory sinking fund redemption, but not on any other date on which the bonds may be called for redemption, accelerated or advanced in maturity, and covers the failure to pay an installment of interest on the stated date for its payment.

                       THE STANDBY BOND PURCHASE AGREEMENT

         Our liquidity facility obligations under the standby bond purchase agreement will rank equally with all of our other general unsecured and unsubordinated obligations. The liquidity facility obligations are not issued under an indenture. As of the date of this prospectus supplement, we have approximately $4.8 billion amount of liquidity facility obligations currently outstanding under various standby bond purchase agreements, including the liquidity facility obligations we are issuing under this prospectus supplement.

         Owners of the bonds to which the liquidity facility obligations relate will be entitled to the benefits and will be subject to the terms of the standby bond purchase agreement. Under the standby bond purchase agreement, we agree to make available to a specified intermediary, upon receipt of an appropriate demand for payment, the purchase price for the bonds. Our liquidity facility obligations under the standby bond purchase agreement will be sufficient to pay a purchase price equal to the principal of and up to 187 days' interest on the bonds at an assumed maximum rate of 12% per year.

                               TERMINATION EVENTS

         The scheduled expiration date of the standby bond purchase agreement is five years from the date of delivery of the bonds. The bond ordinance relating to the bonds will specify certain circumstances where we must purchase bonds that a holder tenders for purchase pursuant to an optional or mandatory tender, which have not been remarketed. Under certain circumstances, we may terminate our obligation to purchase bonds. The following events would permit such termination:

         - if the County fails to pay any portion of the commitment fee when due as set forth in the standby bond purchase agreement and the related payment reimbursement agreement, or if the County fails to pay when due any other amount it must pay under those documents and that failure continues for a specified number of business days;

         - if the County fails to observe or perform any agreement contained in the standby bond purchase agreement, the bond ordinance or a related municipal financing agreement (or the State of Michigan takes any action which would impair the power of the County to so comply) and, if that failure is a result of a covenant breach that the County can remedy, that failure continues for a specified number of days following written notice of that failure from us to the County;

         - if any representation, warranty, certification or statement made by the County in the standby bond purchase agreement or any related document, as defined in the standby bond purchase agreement, or in any certificate, financial statement or other document the County delivers under those documents proves to have been incorrect in any material respect when made;

         - if the County defaults in the payment of principal of or premium, if any, or interest on any bond, note or other evidence of indebtedness that the County has issued, assumed or guaranteed, and that default is continuing;

         - if the County commences a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of its or any substantial part of its property, or consents to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or makes a general assignment for the benefit of creditors, or fails generally to pay its debts as they become due, or declares a moratorium, or takes any action to authorize any of the foregoing;

         - if an involuntary case or other proceeding is commenced against the County seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar law or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, and the involuntary case remains undismissed and unstayed for a period of 60 days; or if an order for relief is entered against the County under the federal bankruptcy laws;

         - if any material provision of the standby bond purchase agreement or any related document, as defined in the standby bond purchase agreement, for any reason whatsoever ceases to be a valid and binding agreement of the County or the County contests the validity or enforceability of any of these documents; or

         - if the County does not pay when due any amount payable under the bonds or under a related municipal financing agreement (regardless of whether the holders of the bonds waive that failure).

         If a termination event occurs, we may deliver notice to the trustee, the County, the remarketing agent and any applicable paying agent or tender agent regarding our intention to terminate the standby bond purchase agreement. In that case, the standby bond purchase agreement would terminate, effective at the close of business on the day following the date of the notice, or if that date is not a business day, on the next business day. Before the time at which termination takes effect, the bonds will be subject to mandatory tender for purchase from the proceeds of a drawing under the standby bond purchase agreement. The termination of the standby bond purchase agreement, however, does not result in an automatic acceleration of the bonds.

         The obligations of the County under the bonds are as described in a separate disclosure document relating to the bonds.

           THE STANDBY LOAN AGREEMENT; GE CAPITAL; RIGHT OF ASSIGNMENT

         In order to obtain funds to fulfill our liquidity facility obligations under the standby bond purchase agreement, we will enter into a standby loan agreement with GE Capital under which GE Capital will be irrevocably obligated to lend funds to us as needed to purchase bonds. The amount of each loan under the standby loan agreement will be no greater than the purchase price for tendered bonds. The purchase price represents the outstanding principal amount of the tendered bonds and interest accrued on the principal to but excluding the date we borrow funds under the standby loan agreement. Each loan will mature on the date on which the standby bond purchase agreement terminated by its terms and may be paid by delivering tendered bonds owned by us to GE Capital. The proceeds of each loan will be used only for the purpose of paying the purchase price for tendered bonds. When we wish to borrow funds under the standby loan agreement, we must give GE Capital prior written notice by a specified time on the proposed borrowing date. GE Capital will make available the amount of the borrowing requested no later than a specified time on each borrowing date (if GE Capital has received the related notice of borrowing by the necessary time on such date).

         The standby loan agreement will expressly provide that it is not a guarantee by GE Capital of the bonds or of our liquidity facility obligations under the standby bond purchase agreement. GE Capital will not have any responsibility or incur any liability for any act, or any failure to act, by us which results in our failure to purchase tendered bonds with the funds provided under the standby loan agreement.

         GE Capital will have the unilateral right at any time to assign its rights and obligations under the standby loan agreement to another standby lender unrelated to GE Capital, provided that the assignment does not result in a reduction in the credit rating of the liquidity facility obligations. This means that GE Capital will be released of all obligations and liabilities under any standby loan agreement which it has assigned. In the event of any assignment, you will not receive prior notice of the assignment nor will you have any additional rights with respect to the obligations on the bonds.

                       RATIO OF EARNINGS TO FIXED CHARGES

         The following table sets forth the consolidated ratio of earnings to fixed charges of GE Capital for the periods indicated:

                                  Year Ended December 31,
      --------------------------------------------------------------------------------
      1997               1998               1999                2000              2001
      ----               ----               ----                ----              ----
      1.48               1.50               1.60                1.52              1.72


         For purposes of computing the consolidated ratio of earnings to fixed charges, earnings consist of net earnings adjusted for the provision for income taxes, minority interest and fixed charges. Fixed charges consist of interest and discount on all indebtedness and one-third of rentals, which GE Capital believe reasonably approximates the interest factor of such rentals.

            WHERE YOU CAN FIND MORE INFORMATION REGARDING GE CAPITAL

         GE Capital files annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information GE Capital files at the SEC's public reference room located at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. GE Capital's SEC filings are also available to the public from commercial document retrieval services and at the web site maintained by the SEC at http://www.sec.gov. GE Capital maintains a web site at http://www.gecapital.com. Information on GE Capital's web site is not intended to be a part of this prospectus supplement.

                INCORPORATION OF INFORMATION REGARDING GE CAPITAL

         The SEC allows us to "incorporate by reference" information into this prospectus supplement, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus supplement, except for any information superseded by information in this prospectus supplement. This prospectus supplement incorporates by reference the documents set forth below that GE Capital has previously filed with the SEC. These documents contain important information about GE Capital, its business and its finances.

DOCUMENT                                         PERIOD
--------                                         ------

Annual report on Form 10-K                       Year Ended December 31, 2001

                                     EXPERTS

         The financial statements and schedule of GE Capital and consolidated affiliates as of December 31, 2001 and 2000, and for each of the years in the three year period ended December 31, 2001 appearing in GE Capital's annual report on Form 10-K for the year ended December 31, 2001, have been incorporated by reference in this prospectus supplement in reliance upon the report of KPMG LLP, independent certified public accountants, incorporated by reference in this prospectus supplement upon the authority of said firm as experts in accounting and auditing.

                                                Filed pursuant to Rule 424(b)(4)
                                                              File No. 333-71950

                                 $2,000,000,000

                         PRINCIPAL AMOUNT PLUS INTEREST

                         LIQUIDITY FACILITY OBLIGATIONS

                                       OF

                         FGIC SECURITIES PURCHASE, INC.

         We intend to offer from time to time, in connection with the issuance by municipal authorities of adjustable or floating rate debt securities, our liquidity facility obligations under one or more standby bond purchase agreements. The liquidity facility obligations will not be sold separately from the securities, which will be offered pursuant to a separate prospectus or offering statement. The liquidity facility obligations will not be severable from the securities and may not be separately traded. This prospectus, appropriately supplemented, may also be delivered in connection with any remarketing of securities purchased by us or by our affiliates.

         We will issue the liquidity facility obligations from time to time to provide liquidity for certain adjustable or floating rate securities issued by municipal authorities. The specific terms of the liquidity facility obligations and the securities to which they relate will be set forth in a prospectus supplement to this prospectus. Each issue of liquidity facility obligations may vary, where applicable, depending upon the terms of the securities to which the liquidity facility obligations relate.

         We are a Delaware corporation that was incorporated in 1990. Our principal executive office is 115 Broadway, New York, New York 10006 and our telephone number is (212) 312-3000. Unless the context otherwise indicates, the terms "the company," "we," "us" or "our" mean FGIC Securities Purchase, Inc.

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS OR THE ACCOMPANYING PROSPECTUS SUPPLEMENT IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                              ---------------------

                The date of this prospectus is November 5, 2001.

         We have provided the information contained in this prospectus. We are submitting this prospectus in connection with the future sale of the liquidity facility obligations. You may not reproduce or use this prospectus, in whole or in part, for any other purposes.

         You should rely only on the information contained or incorporated by reference in this prospectus. We have not, and the underwriter[s] have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriter[s] are not, making an offer to sell the liquidity facility obligations in any jurisdiction where the offer or sale is not permitted.

         This prospectus and the applicable prospectus supplement constitute a prospectus with respect to our liquidity facility obligations under the standby bond purchase agreements to be entered into from time to time by us in support of the securities. We do not anticipate that registration statements with respect to the securities issued by municipal authorities will be filed under the Securities Act of 1933, as amended.

         You should not assume that the information in this prospectus and the accompanying prospectus supplement is accurate as of any date other than the date on the front of those documents regardless of the time of delivery of this prospectus and the accompanying prospectus supplement or any sale of the liquidity facility obligations. We may provide additional updating information with respect to the matters discussed in this prospectus and the accompanying prospectus supplement in the future by means of appendices or supplements to this prospectus and the accompanying prospectus supplement or other documents including those incorporated by reference.

                       WHERE YOU CAN FIND MORE INFORMATION

         We file annual and other reports and information with the Securities and Exchange Commission. You may read and copy any of these documents at the Commission's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for further information on the public reference room. The Commission also maintains a web site that contains reports, proxy and information statements and other information regarding registrants, such as ourselves, that file electronically with the Commission. The address of that web site is http://www.sec.gov. We do not intend to deliver to holders of the liquidity facility obligations an annual report or other report containing financial information. We do not have a web site; however, Financial Guaranty Insurance Company, one of our affiliate companies, has a web site that contains information about us. Financial Guaranty Insurance Company's web site is http://www.fgic.com. Information on Financial Guaranty Insurance Company's web site is not intended to be a part of this prospectus.

                           INCORPORATION BY REFERENCE

         The Commission allows us to "incorporate by reference" the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus and later information that we will file with the Commission will automatically update or supersede this information. We incorporate by reference:

         - our annual report on Form 10-K for the year ended December 31, 2000;

         - our quarterly reports on Form 10-Q for the quarterly periods ended March 31, 2001 and June 30, 2001; and

         - our current reports on Form 8-K filed with the Commission on September 20, 2001 and October 15, 2001.

         We also incorporate by reference any future filings made with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, until such time as we have sold all of the liquidity facility obligations covered by this prospectus.

         We will provide without charge to any person (including any beneficial owner) to whom this prospectus is delivered, upon the oral or written request of such person, a copy of any or all of the information that has been incorporated by reference in this prospectus but not delivered with this prospectus. You should direct such requests to: Carolanne Gardner, Corporate Communications Department, FGIC Securities Purchase, Inc., 115 Broadway, New York, New York 10006, Telephone: (212) 312-3000.

                                   THE COMPANY

         The company was incorporated in 1990 in the State of Delaware. All outstanding capital stock of the company is owned by FGIC Holdings, Inc., a Delaware corporation.

         Our business consists and will consist of providing liquidity for certain adjustable and floating rate securities issued by municipal authorities through liquidity facilities in the form of standby bond purchase agreements. The securities are typically remarketed by registered broker-dealers at par on a periodic basis to establish the applicable interest rate for the next interest period and to provide a secondary market liquidity facility for holders of securities desiring to sell their securities. Pursuant to standby bond purchase agreements with issuers, remarketing agents, tender agents or trustees of the securities, we will be obligated to purchase unremarketed securities from the holders of those securities who voluntarily or mandatorily tender their securities for purchase. In order to obtain funds to purchase the securities, we will enter into one or more standby loan agreements with General Electric Capital Corporation or its permitted assignees under which GE Capital or its permitted assignees will be irrevocably obligated to lend funds as needed to us to purchase securities as required.

         Our principal executive offices are located at 115 Broadway, New York, New York 10006, telephone (212) 312-3000.

                               RECENT DEVELOPMENTS

         We have issued the following liquidity facility obligations since the date of our quarterly report on Form 10-Q for the period ending June 30, 2001:

         - $21,275,000 principal amount plus interest in support of Board of Trustees of Grand Valley State University, General Revenue Variable Rate Demand Bonds, Series 2001B, issued on or about August 7, 2001, described in the prospectus supplement dated July 20, 2001;

         - $48,000,000 principal amount plus interest in support of Board of Trustees of Oakland University, General Revenue Bonds (Variable Rate Demand), Series 2001, issued on or about August 16, 2001, described in the prospectus supplement dated August 7, 2001;

         - $41,395,000 principal amount plus interest in support of Board of Regents of Eastern Michigan University, General Revenue Variable Rate Demand Refunding Bonds, Series 2001, issued on or about August 29, 2001, described in the prospectus supplement dated August 13, 2001;

         - $30,000,000 principal amount plus interest in support of Board of Control of Northern Michigan University, General Revenue Variable Rate Demand Bonds, Series 2001, issued on or about September 5, 2001, described in the prospectus supplement dated August 27, 2001; and

         - $180,000,000 principal amount plus interest in support of Massachusetts Water Resources Authority, Multi-Modal Subordinated $95,000,000 General Revenue Bonds, 2001 Series A and $85,000,000 General Revenue Bonds, 2001 Series B, issued on or about September 26, 2001, described in the prospectus supplement dated September 19, 2001.

                                     SUMMARY

The proposed structure will be utilized to provide liquidity through a "put" mechanism for floating or adjustable rate securities issued by municipal authorities. The securities typically include a tender feature that permits broker-dealers to establish interest rates on a periodic basis which would enable the securities to be remarketed at par and that provides a secondary market liquidity facility for holders desiring to sell their securities. The securities will be remarketed pursuant to an agreement under which the broker-dealers will be obligated to use "best efforts" to remarket the securities. In the event that they cannot be remarketed, we will be obligated, pursuant to a standby purchase agreement with the issuer, remarketing agent, tender agent or trustee of the securities, to purchase unremarketed securities from the holders desiring to tender their securities. This facility will assure holders of securities of liquidity for their securities even when market conditions preclude successful remarketing.

         The proposed structure may also be used in connection with concurrent offerings of variable rate demand securities. Variable rate demand securities are municipal securities pursuant to which the interest rate is a variable interest rate which is re-set by the remarketing agent or pursuant to a stated formula from time to time (not to exceed a stated maximum rate). The owners of variable rate demand securities have the optional right to tender their variable rate demand securities to the issuer for purchase and, in the event the remarketing agent does not successfully remarket the tendered variable rate demand securities, we are obligated to pay the purchase price for those securities to those owners pursuant to the terms of our liquidity facility.

         The fees for providing the liquidity facility will be paid by the issuer or other entity specified in the applicable prospectus supplement, typically over the life of the liquidity facility or, in the case of variable rate demand securities, until such time as a variable rate demand security is permanently linked with a convertible inverse floating rate security. Except as otherwise provided in a prospectus supplement, in order to obtain funds to purchase unremarketed securities, we will enter into one or more standby loan agreements with GE Capital or its permitted assignees under which GE Capital or its permitted assignees will be irrevocably be obligated to lend funds to us as needed to purchase securities for which the put option has been exercised. Except as otherwise provided in a prospectus supplement, the standby bond purchase agreement between us and the trustee, issuer or other specified entity will provide that without the consent of the issuer and the trustee for the holders of the securities, we will not agree or consent to any amendment, supplement or modification of the related standby loan agreement, nor waive any provision of the related standby loan agreement, if that amendment, supplement, modification or waiver would materially adversely affect the issuer or other specified entity, or the holders of the securities.

         Except as otherwise provided in a prospectus supplement, our liquidity facility obligations under the standby bond purchase agreement may only be terminated upon the occurrence of certain events including the following:

         - if the issuer or other specified entity fails to pay any portion of the commitment fee when due as set forth in the standby bond purchase agreement and the related payment reimbursement agreement, or if the issuer fails to pay when due any other amount it must pay under those documents and that failure continues for a specified number of business days;

         - if the issuer or other specified entity fails to observe or perform any agreement contained in the standby bond purchase agreement, the indenture or a related municipal financing agreement (or the applicable state takes any action which would impair the power of the issuer or other specified entity to so comply) and, if that failure is a result of a covenant breach that the issuer can remedy, that failure continues for a specified number of days following written notice of that failure from us to the issuer;

         - if any representation, warranty, certification or statement made by the issuer in the standby bond purchase agreement or any related document or in any certificate, financial statement or other document the issuer or other specified entity delivers under those documents proves to have been incorrect in any material respect when made;

         - if the issuer or other specified entity defaults in the payment of principal of or premium, if any, or interest on any bond, note or other evidence of indebtedness that the issuer or other specified entity has issued, assumed or guaranteed, and that default is continuing;

         - if the issuer or other specified entity commences a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of its or any substantial part of its property, or consents to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or makes a general assignment for the benefit of creditors, or fails generally to pay its debts as they become due, or declares a moratorium, or takes any action to authorize any of the foregoing;

         - if an involuntary case or other proceeding is commenced against the issuer or other specified entity seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar law or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, and the involuntary case remains undismissed and unstayed for a period of 60 days; or if an order for relief is entered against the issuer or other specified entity under the federal bankruptcy laws;

         - if any material provision of the standby bond purchase agreement or any related document defined in the standby bond purchase agreement for any reason whatsoever ceases to be a valid and binding agreement of the issuer or other party to the standby bond purchase agreement or the issuer or other party thereto contests the validity or enforceability of any of these documents; or

         - if the issuer or other specified entity does not pay when due any amount payable under the securities or under a related municipal financing agreement (regardless of whether the holders of the securities waive that failure).

         You should be aware that the specific termination events applicable to a standby bond purchase agreement will be subject to negotiation in each case. For this reason, other or different termination events than those listed above may apply to the specific standby bond purchase agreement. The final termination events under each standby bond purchase agreement will be specified in the applicable prospectus supplement.

         Upon the occurrence of a termination event, we may deliver notice to the issuer, any specified entity, the related trustee, remarketing agent and any applicable paying agent or tender agent regarding our intention to terminate the standby bond purchase agreement. In that case, the standby bond purchase agreement would terminate, effective at the close of business on the day following the date of the notice, or if that date is not a business day, on the next business day. However, before the time at which termination takes effect, the related securities will be subject to mandatory tender for purchase from the proceeds of a drawing under the standby bond purchase agreement. The termination of the standby bond purchase agreement, however, does not result in an automatic acceleration of the related securities.

         The above structure is intended to receive the highest short term rating from the rating agencies and to municipal authorities with the lowest cost of financing. There can be no assurances, however, that those ratings will be maintained.

                      THE STANDBY BOND PURCHASE AGREEMENTS

         Our liquidity facility obligations under the standby bond purchase agreements will rank equally with all of our other general unsecured and unsubordinated obligations. The liquidity facility obligations are not issued pursuant to an indenture; they will arise under one or more standby bond purchase agreements.

         Holders of the securities will be entitled to the benefits and will be subject to the terms of the applicable standby bond purchase agreement as specified in the prospectus supplement. Pursuant to the applicable standby bond purchase agreement, we will agree to make available to a specified intermediary, upon receipt of an appropriate demand for payment, the purchase price for the securities to which that standby bond purchase agreement relates. Our liquidity facility obligation under each standby bond purchase agreement will be sufficient to pay a purchase price equal to the principal of the security to which that standby bond purchase agreement relates and up to a specified amount of interest at a specified rate set forth in the applicable prospectus supplement. We expect that the standby bond purchase agreements will have a shorter term than that of the securities to which they relate, but the standby bond purchase agreements are subject to extension or renewal. The term of the applicable standby bond purchase agreement and the term of the related securities will be set forth in the applicable prospectus supplement.

                           THE STANDBY LOAN AGREEMENTS

         In order to obtain funds to fulfill our liquidity facility obligations under the standby bond purchase agreements, we will enter into one or more standby loan agreements with GE Capital or its permitted assignee under which GE Capital or its permitted assignee will be irrevocably obligated to loan funds to us as needed to purchase the securities to which the applicable standby bond purchase agreement relates. Each standby loan agreement will have the terms set forth in the applicable prospectus supplement. We anticipate that each loan under a standby loan agreement will be in an amount not exceeding the purchase price for the securities tendered by the holders. The purchase price will represent the outstanding principal amount of those securities, and any accrued interest on the principal for a specified period. The proceeds of each loan shall be used only for the purpose of paying the purchase price for tendered securities. If stated in the applicable prospectus supplement, GE Capital may have the unilateral right to assign its rights and obligations pursuant to the terms of each standby loan agreement subject only to confirmation from the applicable rating agency or rating agencies that the assignment will not result in a lower credit rating on the securities. We do not anticipate that GE Capital will guarantee the securities to which its standby loan agreement relates or our obligation under any standby purchase agreement.

                              PLAN OF DISTRIBUTION

         The liquidity facility obligations will not be sold separately from the securities, which will be offered pursuant to a separate prospectus, official statement or offering circular.

         In connection with the offering of the liquidity facility obligations pursuant to this prospectus, any underwriter or agent participating in the offering may overallot or effect transactions which stabilize or maintain the market price of the securities at a level above that which might otherwise prevail in the open market. That stabilizing, if commenced, may be discontinued at any time.

                                  LEGAL MATTERS

         The legality of our liquidity facility obligations has been passed upon for the company by Orrick, Herrington & Sutcliffe LLP, 666 Fifth Avenue, New York, New York 10103.

                                     EXPERTS

         Our financial statements as of December 31, 2000 and 1999, and for each of the years in the three-year period ended December 31, 2000, appearing in our annual report on Form 10-K for the year ended December 31, 2000, have been incorporated by reference in this prospectus in reliance upon the report of KPMG LLP, independent certified public accountants, incorporated by reference in this prospectus upon the authority of said firm as experts in accounting and auditing.

         SEC POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons, we have been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by one of our directors, officers or controlling persons in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

================================================================================


                                TABLE OF CONTENTS

                                                                                Page
                                                                                ----
PROSPECTUS SUPPLEMENT
INTRODUCTION ...............................................................     S-1
DESCRIPTION OF THE BONDS ...................................................     S-1
THE STANDBY BOND PURCHASE AGREEMENT ........................................    S-12
THE STANDBY LOAN AGREEMENT; GE CAPITAL; RIGHT OF ASSIGNMENT ................    S-13
EXPERTS ....................................................................    S-14


PROSPECTUS
WHERE YOU CAN FIND MORE INFORMATION ........................................       1
INCORPORATION BY REFERENCE .................................................       1
THE COMPANY ................................................................       2
RECENT DEVELOPMENTS ........................................................       2
SUMMARY ....................................................................       2
THE STANDBY BOND PURCHASE AGREEMENTS .......................................       4
THE STANDBY LOAN AGREEMENTS ................................................       5
PLAN OF DISTRIBUTION .......................................................       5
LEGAL MATTERS ..............................................................       5
EXPERTS ....................................................................       5
SEC POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES .............       5


================================================================================



================================================================================
                                $141,000,000(*)

                                principal amount
                                  plus interest

                         LIQUIDITY FACILITY OBLIGATIONS

                                    issued by



                                 FGIC Securities
                                 Purchase, Inc.

                                  in support of
                                Charter County of
                                 Wayne, Michigan
                              Airport Revenue Bonds
                         (Detroit Metropolitan Airport),
                                  Series 2002A


                              PROSPECTUS SUPPLEMENT



                                 April 23, 2002




================================================================================

--------------------------------------
(*) Preliminary, subject to change.